EXHIBIT 10.14

Date: 28 March, 2006

STRICTLY CONFIDENTIAL

Mr. Patrick Bouju

Dear Mr. Bouju,

OFFER OF EMPLOYMENT

We are pleased to offer you the position of Vice President of Worldwide Sales of UPEK. You will be employed by UPEK, Pte Ltd (the “Company”) effective May 1, 2006 or such other date as mutually agreed (the “Effective Date”), on the terms and subject to the conditions set out in this letter. In addition, you shall remain the Vice President of Worldwide Sales of UPEK, Inc., though you will not be an employee of such entity. This agreement shall supersede the Consulting Agreement (the “Consulting Agreement”) between you and UPEK, Inc., a Delaware company and parent of the Company (“UPEK”) and any other agreements or understandings between you or Le Grenier Ltd. and UPEK, the Company or any of their respective affiliates (except that Sections 7, 8, 9, 12, 13 and 14 of the aforementioned Consulting Agreement shall remain in full force and effect).

1.	EMPLOYMENT

Your employment (the “Employment”) shall continue from the Effective Date unless terminated in accordance with Clause 7 below.

2.	REPORTING STRUCTURE AND JOB SCOPE

As the Vice President of Worldwide Sales of the Company, you shall report and be accountable to President and CEO of UPEK on all matters within your job scope.

In addition to your role as Vice President of Worldwide Sales, at the request of the Company, you will also serve a Director of UPEK, Pte. Ltd., which position shall be terminable at any time by the Company.

3.	PLACE OF EMPLOYMENT AND TRANSFER

You will be employed in Singapore. In order to assist you with your relocation to Singapore, the Company will provide you with relocation assistance as outlined in Schedule 4, attached hereto

However, the Company retains the discretion to do the following:

(a)	relocate you at any time to any location from which the Company and its related companies (collectively, the “UPEK Group”) may operate; and

(b)	transfer you at any time, to any company or any department within the UPEK Group.

4.	SALARY AND BENEFITS

4.1	Your salary during your Employment shall be SGD27,300,00 per month less any applicable deductions and withholdings, payable in equal monthly instalments on the last working day of each month by the Company. Your salary shall accrue from day to day.

4.2	The rate of your salary specified in Clause 4.1 shall be reviewed annually and may be adjusted by an amount as may be determined by the Company

4.3	In addition, you shall be eligible to participate in UPEK’s sales incentive programs, applicable to your position, which are based on both the UPEK’s (on a consolidated basis) and your individual performance. The sales incentive plan will be approved by the Board of Directors of UPEK, and you will earn your incentive by meeting certain sales goals and objectives that you and UPEK’s CEO have agreed for the period. The sales incentive arrangement and calculation of any payment may be changed at any time at the sole discretion of UPEK’s executive management or UPEK’s Board of Directors.

4.4	In addition, you will be eligible to participate in UPEK’s bonus programs, applicable to your position, which are based on both UPEK’s (on a consolidated basis) and your individual performance. Bonuses will generally be paid annually after the end of the fiscal period to which they relate. Your bonus target for 2006 will be determined by yourself and UPEK’s CEO during the 1st quarter of 2006. You will earn that bonus, subject to both UPEK’s (on a consolidated basis) and your individual performance, by meeting certain goals and objectives that you and UPEK’s CEO have agreed to for the period.

4.5	Notwithstanding the foregoing, the existing sales incentive programs and bonus programs for 2006 which were previously applicable to you as a consultant of UPEK shall remain in place for 2006.

4.6	You will be eligible to participate in UPEK’s 2004 Stock Plan at the discretion of the UPEK board of directors. Any future stock options granted after the date of this letter agreement will have an exercise price per share equal to the fair market value on the date of grant, as determined by the Board of Directors of UPEK and will vest as determined by the Board of Directors in its discretion. All options previously granted to Le Grenier Ltd, shall continue to vest in accordance with their existing terms as long as you remain an employee of UPEK Pte. Ltd., and each document evidencing such options (including notices of grant, stock option agreements, stock purchase agreements and addenda thereto) is hereby amended to provide that your service as an employee of the Company or any other member of the UPEK Group shall constitute “Service” thereunder.

4.7	Your benefits during your Employment shall be as provided for in Schedule 1 of this letter and in the Company’s or UPEK’s employee handbook (the “Employee Handbook”), the number and extent of which may vary from time to time at the discretion of the Company.

4.8	Additional terms of the Employment are contained in the Employee Handbook which may be amended and/or varied from time to time at the absolute discretion of the Company or UPEK.

5.	EXPENSES

5.1	The Company shall reimburse you any reasonable traveling, hotel, entertainment and other reasonable out-of-pocket expenses properly incurred by you in the course of the Employment.

The Company shall reimburse you all such expenses referred to in this Clause 5.1 upon receipt by the Company of such vouchers, receipts or other evidence of actual payment of such expenses that the Company may require.

5.2	The payments provided for in Clause 5.1 are exclusive of any goods and services tax which where applicable shall be payable by the Company.

6.	TERMINATION AND NOTICE PERIOD

6.1	In the event the Company terminates your employment with the Company without Cause (as defined below), which it is entitled to do at any time during your employment, the Company will, for a period of six months, continue to pay your then current base salary in accordance with its regular payroll practice and subject to applicable deductions and withholdings. The Company will also pay any earned and accrued but unpaid bonus as if the employment had remained effective for such additional six month period after termination. The payment of such severance shall be conditioned upon your execution of a full general release in favour of UPEK and its affiliates. The provisions set forth in this Section 6.1 shall be the only severance benefits you shall be entitled to in the event of termination. Subject to the first paragraph of this Section 5, either party may terminate your employment at any time by providing five (5) days’ prior written notice to the other party Such notice may be given at any time for any reason, with or without cause.

6.2	Notwithstanding anything herein to the contrary, the Company may terminate your employment without notice and without paying you the amount set forth, in Section 6.1 hereof for Cause. A termination with “Cause” shall be deemed to occur if the Company terminates you in any of the following cases:

(a)	if you are guilty of dishonesty or serious or persistent misconduct, in all cases whether or not in connection with or referable to your employment; or

(b)	if you become bankrupt or make any general composition with your creditors; or

(c)	if you do any act or thing which may bring serious discredit to the Company or any other company affiliate within the UPEK Group; or

(d)	if you neglect or refuse, without reasonable cause, to attend to the business of the UPEK Group; or

(e)	if you flagrantly or persistently fail to observe and perform any of the duties and responsibilities imposed by the terms and conditions of this letter or which are imposed by any laws, regulations or administrative directions, whether having the force of law or otherwise; or

(f)	if you become of unsound mind (or if you become a patient within the meaning of the Mental Disorders and Treatment Act (Chapter 178 of Singapore) or becomes permanently incapacitated by accident or ill health and are unable to perform your duties under your employment or are otherwise prevented by any illness or disability which prevents you from properly performing your duties hereunder for a continuous period of thirty (30) days or more in any calendar year; or

(g)	if you or Le Grenier Ltd. otherwise act in breach of the terms and conditions of this letter or any proprietary information and inventions agreement or other confidentiality agreement with the Company or any other member of the UPEK Group.

6.3	You shall not, at any time after termination of your employment for whatever reason, represent yourself as being in any way connected with the business of the Company or authorized to conduct business as an employee of the Company or any affiliate of the UPEK Group. Upon the termination of your employment hereunder for whatever reason you shall:

(a)	resign from all offices held by you within the UPEK Group and from all other appointments or offices which you hold as nominee or representative within the UPEK Group, and if you should fall to do so, the Company shall have the right to appoint another person in your name and on your behalf to sign any documents or do any things necessary or requisite to give effect to the aforesaid;

(b)	deliver up to the Company all correspondences, drawings, documents and other papers and all other property belonging to the UPEK Group (including any confidential or proprietary information) which may be in your possession or under your control (including such as may have been made or prepared by or have come into the possession or under your control and relating in any way to the business or affairs of the UPEK Group or of any agent, correspondent or customer of the UPEK Group) and you shall not without the written consent of the Company retain any copies thereof; and

(c)	if so requested send to a duly appointed officer of the Company a signed statement confirming that you have complied with Clause 6.34(b) of this letter.

7.	NON-COMPETITION

7.1	You shall not, at any time during the period of your Employment and for a period of six (6) months after the termination of your Employment do or permit any of the following without the prior written consent of the Company:

(a)	directly or indirectly carry on or be engaged or interested in any capacity in any other business, trade or occupation whatsoever, except in a business, trade or occupation which does not compete, directly or indirectly, with any business carried on or proposed to be carried on by the UPEK Group (the “Prohibited Business”); or

(b)	either solely or jointly with or on behalf of any person, firm or corporation directly or indirectly carry on or be engaged or interested in any Prohibited Business; or

(c)	be directly or indirectly engaged or concerned in the conduct of any Prohibited Business; or

(d)	carry on for your own account either alone or in partnership (or be concerned as a director in any company engaged in) any Prohibited Business; or

(e)	assist any person, firm or company with technical advice in relation to any Prohibited Business; or

(f)	otherwise be interested, directly or indirectly, in any Prohibited Business; or

(g)	either on your own account or for any person, firm, company or organization solicit or entice or endeavour to solicit or entice away from the Company or any other company within the UPEK Group, or directly or indirectly employ, any person who has at any time during your employment or during the twelve (12) months following the termination of your employment been a Director, manager, employee, or consultant of the Company or any member of the UPEK Group whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the relevant company within the UPEK Group; or

(h)	either on your own account or for any person, firm, company or organization solicit business from any person, firm, company or organisation which at any time during your employment or during the twelve (12) months following the termination of your employment, has been a customer or supplier of the Company or any other company within the UPEK Group.

7.2	Each undertaking contained in Clause 7.1 above shall be read and construed independently of the other covenants therein contained so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, the remaining covenants shall be valid to the extent that they are not held to be so invalid.

7.3	While the covenants in Clause 7.1 are considered by the Company and you to be reasonable in all the circumstances, if one or more should be held invalid as an unreasonable restraint of trade or for any other reason whatsoever, but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said covenants shall apply with such modifications as may be necessary to make them valid and effective.

8.	PROPRIETARY INFORMATION AGREEMENT

8.1	You shall enter into the Proprietary Information Agreement, set forth in Schedule 2, and abide by the terms therein.

9.	TAX

The payment of income tax on your salary, allowances and other perquisites of employment will be your personal responsibility.

10.	NOTICES

Any notice required to be given by one party to the other party shall be deemed validly served by hand delivery or by telefax or by prepaid registered letter or by a recognized courier service sent to its address or facsimile number given herein or such other address or facsimile number as may from time to time be notified for this purpose. The initial addresses and telefax numbers of the parties are:

The Company	:	UPEK, Pte. Ltd

Fax Number	:	510.883.6943

Address	:	55 Ubi Avenue 3, 3rd floor
Mintwell Building
Singapore

Attention	:	Jeniffer Dyer, Human Resources Manager

The Employee	:	Patrick Bouju

Fax Number	:

Address	:

Any such notice or communication shall be deemed to have been served:

(a)	if delivered by hand, at the time of delivery; or

(b)	if posted by prepaid ordinary mail, at the expiration of three (3) days after the envelope containing the same shall have been put into the post; or

(c)	if sent by facsimile, upon the receipt by the sender of the transmission report indicating that the notice or communication has been sent in full to the recipient’s facsimile machine, or such other similar medium of receipt; or

(d)	if sent by courier, at the expiration of two (2) days after the package containing the same shall have been received by the relevant courier company

In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the facsimile confirmation note indicates the transmission was successful, or, as the case may be, the package containing such notice or document was properly addressed and sent to the relevant courier company.

11.	MISCELLANEOUS

11.1	This letter shall from the Effective Date operate in substitution for any terms of service previously in force between the parties to this letter, but without prejudice to the rights, liabilities and obligations (if any) of either party accrued prior to that date.

11.2	This letter, and the documents referred to in it, constitutes the entire agreement and understanding between the parties relating to the Employment and neither party to this letter has agreed to the terms set out in this letter in reliance upon any representation, warranty or undertaking of the other party which is not set out or referred to in this letter as forming part of the terms of the Employment. The parties to this letter agree that no variations or modifications shall be made to this letter unless agreed to by both parties in writing. Nothing in this Clause 11.2 shall however operate to limit or exclude liability for fraud.

11.3	The illegality, invalidity or unenforceability of any provision of this letter under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

11.4	No failure on the part of either party to this letter to exercise, and no delay on its part in exercising, any right or remedy under this letter will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this letter are cumulative and not exclusive of any rights or remedies provided by law.

11.5	You may not assign nor transfer to any third party the benefit and/or burden of this letter without the prior written consent of the Company.

12.	CONTRACTS (RIGHTS OF THIRD PARTIES)

A person who is not party to this letter has no rights under the Contracts (Rights of Third Party) Act, Chapter 53B of Singapore, to enforce any term of this letter, but this does not affect any right or remedy of a third party which exists or is available apart from the said Act.

13.	GOVERNING LAW AND JURISDICTION

This letter shall be governed by, and construed in accordance with, the laws of Singapore.

If the above offer of employment on the terms and conditions set out herein is acceptable to you, kindly indicate your acceptance by signing the enclosed copy of this letter and returning the same to us.

We look forward to hearing from you

Yours sincerely

For and on behalf of

UPEK PTE LTD.

/s/ Philip Smith
Philip Smith
Managing Director

ACCEPTANCE OF OFFER OF EMPLOYMENT

I, Patrick Bouju (NRIC/Passport No. [            ]                        ), accept this offer of employment on the terms and conditions set out in this letter.

Signature:	Date:

AGREED, ACCEPTED AND ACKNOWLEDGE

Employee	UPEK, Inc.

/s/ Patrick Bouju	/s/ Alan Kramer
By: Patrick Bouju	By: Alan Kramer
Its:	Its: Chief Executive Officer

SCHEDULE 1

BENEFITS

1.	ANNUAL LEAVE

You shall be entitled in each calendar year to twenty (25) working days’ PTO with full salary (inclusive of statutory holidays) to be taken at such reasonable time or times as may be approved by the Company. Staff who have not completed at least twelve (12) months of continuous service in any year shall be entitled to annual leave in proportion to the number of continuous days of service completed in that year.

For annual year 2006, you will be credited for annual leave from January 1,2006.

2.	MEDICAL BENEFITS

You shall be entitled to reimbursement of your personal medical insurance premiums for yourself and your immediate family. In addition, you will be granted a personal annual examination allowance of S$200.

3.	INSURANCE SCHEME

You shall have the benefit of a personal accident insurance policy, a hospitalization insurance policy and a medical insurance policy and such other insurance policy(s) as approved by the by the Company.

4.	OTHER BENEFITS

All other benefits are contained in the Employee Handbook, the terms of which you are subject to. The terms in the Employment Handbook may be amended and/or varied from time to time at the discretion of the Company.

SCHEDULE 2

PROPRIETARY INFORMATION AGREEMENT

SCHEDULE 4

DESCRIPTION OF RELOCATION BENEFITS

Upon your move to Singapore, the Company will provide you with the following benefits:

•	Reimbursement of costs associated with tax preparation

•	Car allowance of SGD1,500.00 per month to cover lease and insurance, or use of a company rented car.

•	Housing allowance of SGD5,000 per month, to be used for the cost of rent and the rental and/or purchase of furniture.

•	3 coach tickets per year for family home leave.

•	One time relocation allowance of SGD10,000.